Exhibit 99.1

Masimo Reports Second Quarter 2010 Financial Results

Total quarterly revenue exceeds $100 million for first time in company’s history

Q2 2010 Highlights (compared to Q2 2009):

•	Total revenue rose 20% to $100.1 million

•	Product revenue rose 26% to $88.0 million

•	Masimo SET and Masimo Rainbow SET unit shipments rose 35% to 36,700

•	Rainbow revenue rose 60% to $7.2 million

•	GAAP EPS of $0.24 included $0.01 in one-time expenses. Adjusted EPS of $0.25, compared to $0.22 in year-ago period

Irvine, California, August 3, 2010 – Masimo Corporation (NASDAQ: MASI), today announced its financial results for the second quarter of 2010.

Masimo’s total revenue for the second quarter rose 19.8% to $100.1 million, compared to $83.6 million for the second quarter of 2009. Masimo’s second quarter product revenue rose 25.6% to $88.0 million, compared to $70.0 million for the second quarter of 2009. Revenue from Masimo Rainbow SET products rose 59.5% to $7.2 million in the second quarter, compared to $4.5 million for the second quarter of 2009.

Net income for the second quarter was $14.3 million, or $0.24 per diluted share, including $0.01 per diluted share in one-time marketing-related expenses that Masimo had previously planned and announced after receiving $30.1 million in proceeds from an antitrust lawsuit against Covidien in the first quarter of 2010. Excluding these one-time expenses, adjusted net income for the second quarter was $15.2 million, or $0.25 per diluted share, compared to net income of $13.1 million, or $0.22 per diluted share, in the second quarter of 2009.

During the second quarter, the company shipped 36,700 Masimo SET pulse oximetry and Masimo Rainbow SET Pulse CO-Oximetry units, excluding handheld units, up 35.4% compared to 27,100 in the same period last year. Masimo estimates its worldwide installed base as of July 3, 2010 to be 789,000 units, up 16.9% from 675,000 as of July 4, 2009.

Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “Masimo’s second quarter results reveal momentum across virtually all parts of our business, demonstrating the underlying strength and value of our technology to clinicians and patients. Our core SET franchise grew by double digits again this quarter and revenue from Rainbow SET products achieved a new high, allowing Masimo to deliver our first-ever $100 million revenue quarter. Our second quarter performance reflects strong domestic and international customer demand from both our direct and OEM sales channels. The quarter was also highlighted by the launch of two new Masimo innovations: Rainbow Acoustic Monitoring for continuous and noninvasive respiration rate monitoring, and Pronto-7, a palm-sized device for noninvasive spot-check hemoglobin testing.”

As of July 3, 2010, cash, cash equivalents and short-term investments totaled $111.0 million, compared to $189.0 million as of January 2, 2010. The decline was due primarily to the March 31, 2010 dividend payment of $117.5 million, partially offset by the net proceeds from the antitrust lawsuit and operating cash flow in the first six months of 2010.

Conference Call

Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 679-9937 for international callers. The reservation code for both dial-in numbers is 88305128. A live webcast of the conference call will be available online from the investor relations page of the company’s corporate web site at www.masimo.com. After the live webcast, the call will be available on Masimo’s website through September 3, 2010. In addition, a telephonic replay of the call will be available through August 17, 2010. The replay dial-in numbers are (800) 642-1687 for domestic callers and +1 (706) 645-9291 for international callers. Please use reservation code 88305128.

About Masimo

Masimo (NASDAQ: MASI) develops innovative monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies demonstrate Masimo SET provides the most reliable SpO2 and pulse rate measurements even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced Rainbow Pulse

CO-Oximetry™, allowing noninvasive and continuous monitoring of blood constituents that previously required invasive procedures, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and Pleth Variability Index (PVI®), in addition to SpO2, pulse rate, and perfusion index (PI). In 2009, Masimo introduced Rainbow Acoustic Monitoring™, the first-ever noninvasive and continuous monitoring of acoustic respiration rate (RRa™). Masimo’s Rainbow platform offers a breakthrough in patient safety by helping clinicians detect life-threatening conditions and helping guide treatment options. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care … by Taking Noninvasive Monitoring to New Sites and Applications®.” Additional information about Masimo and its products may be found at www.masimo.com. Any information contained in, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way a part of, this release.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our financial condition, results of operations and business generally. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET and Masimo Rainbow SET products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any new or existing products and technologies of ours; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce the anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the impact of the decline in the worldwide credit markets on us and our customers; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Investor Contact: Sheree Aronson	Media Contact: Dana Banks
Vice President, Investor Relations, Masimo Corporation	Manager, Public Relations, Masimo Corporation
(949) 297-7043	(949) 297-7348
saronson@masimo.com	dbanks@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care… by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpOC, SpCO, SpMet, PVI, Rainbow Acoustic Monitoring, RRa, Radical-7, Rad-87, Rad-57, Rad-8, Rad-5, Pulse CO-Oximetry, Pulse CO-Oximeter, and SEDLine are trademarks or registered trademarks of Masimo Corporation.

MASIMO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	July 3, 2010	January 2, 2010
ASSETS
Current assets
Cash and cash equivalents	$110,971	$132,054
Short-term investments	—	56,989
Accounts receivable, net of allowance for doubtful accounts	49,093	38,897
Royalties receivable	11,500	11,500
Inventories	37,110	31,559
Prepaid expenses	4,158	5,447
Deferred tax assets	11,589	11,585
Other current assets	1,445	1,357

Total current assets	225,866	289,388
Deferred cost of goods sold	32,557	28,163
Property and equipment, net	13,083	11,682
Deferred tax assets	11,363	11,500
Intangible assets, net	10,129	9,829
Other assets	7,653	5,783

Total assets	$300,651	$356,345

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$21,751	$16,716
Accrued compensation	15,833	17,793
Accrued liabilities	9,541	9,754
Income taxes payable	1,013	477
Deferred revenue	15,585	14,641
Current portion of capital lease obligation	58	60

Total current liabilities	63,781	59,441
Deferred revenue	2,029	270
Capital lease obligation, less current portion	145	171
Other liabilities	7,839	6,775

Total liabilities	73,794	66,657

Stockholders’ equity
Common stock	59	58
Treasury stock	(1,209)	(1,209)
Additional paid-in capital	208,329	195,690
Accumulated other comprehensive income	517	63
Retained earnings	17,603	94,112

Total Masimo Corporation stockholders’ equity	225,299	288,714
Noncontrolling interest	1,558	974

Total stockholders’ equity	226,857	289,688

Total liabilities and stockholders’ equity	$300,651	$356,345

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Revenue:
Product	$87,958	$70,047	$173,824	$144,544
Royalty	12,122	13,522	25,021	24,517

Total revenue	100,080	83,569	198,845	169,061
Cost of goods sold	29,775	23,574	59,003	48,319

Gross profit	70,305	59,995	139,842	120,742
Operating expenses:
Research and development	9,051	7,252	18,461	15,019
Selling, general and administrative	41,004	32,766	90,315	65,646
Antitrust litigation expense (proceeds)	(760)	29	(30,728)	43

Total operating expenses	49,295	40,047	78,048	80,708

Operating income	21,010	19,948	61,794	40,034
Non-operating income (expense)	309	368	(38)	81

Income before provision for income taxes	21,319	20,316	61,756	40,115
Provision for income taxes	7,403	7,065	21,676	13,600

Net income including noncontrolling interests	13,916	13,251	40,080	26,515
Net (income) loss attributable to the noncontrolling interests	371	(159)	917	(402)

Net income attributable to Masimo Corporation	$14,287	$13,092	$40,997	$26,113

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.24	$0.23	$0.70	$0.45

Diluted	$0.24	$0.22	$0.68	$0.43

Weighted average shares used in per share calculations:
Basic	58,798	57,552	58,532	57,480

Diluted	60,510	60,185	60,496	60,177

Cash dividend declared per share	$—	$—	$2.00	$—

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended
	July 3, 2010	July 4, 2009
Cash flows from operating activities:
Net income including noncontrolling interests	$40,080	$26,515
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	3,151	3,063
Share-based compensation	6,318	5,473
Loss on disposal of property and equipment	—	5
Provision for doubtful accounts	154	370
Provision for obsolete inventory	359	527
Provision for warranty costs	1,150	981
Provision for deferred income taxes	133	—
Income tax benefit from exercise of stock options granted prior to January 1, 2006	1,631	820
Excess tax benefit from share-based payment arrangements	(537)	(152)
Changes in operating assets and liabilities:
Increase in accounts receivable	(10,338)	(8,295)
Decrease in royalties receivable	—	269
Increase in inventories	(5,910)	(2,994)
Increase in deferred cost of goods sold	(4,499)	(497)
(Increase) decrease in prepaid expense	1,243	(2,148)
Increase in other assets	(2,003)	(250)
Increase (decrease) in accounts payable	5,084	(1,869)
Decrease in accrued compensation	(1,752)	(2,000)
Decrease in accrued liabilities	(1,291)	(192)
Increase (decrease) in income taxes payable	1,073	(10,403)
Increase in deferred revenue	2,703	1,493
Increase in other liabilities	1,064	416

Net cash provided by operating activities	37,813	11,132

Cash flows from investing activities:
Purchase of short-term investments	(75,986)	—
Proceeds from sale and maturities of short-term investments	132,975	—
Purchases of property and equipment	(3,930)	(1,987)
Increase in intangible assets	(911)	(743)
(Increase) decrease in restricted cash	40	(15)

Net cash provided by (used in) investing activities	52,188	(2,745)

Cash flows from financing activities:
Repayments on long-term debt	(28)	(255)
Proceeds from issuance of common stock	5,662	1,415
Excess tax benefit from share-based payment arrangements	537	152
Dividends paid	(117,506)	—

Net cash provided by (used in) financing activities	(111,335)	1,312
Effect of foreign currency exchange rates on cash	251	(43)

Net increase (decrease) in cash and cash equivalents	(21,083)	9,656
Cash and cash equivalents at beginning of period	132,054	146,910

Cash and cash equivalents at end of period	$110,971	$156,566